
                                                      REGISTRATION NO. 33-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                         ------------------------------

                         HOUSEHOLD INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                        (State or other jurisdiction of
                         incorporation or organization)

                    2700 SANDERS ROAD, PROSPECT HEIGHTS, IL
                    (Address of Principal Executive Offices)

                                   36-3121988
                                (I.R.S. Employer
                              Identification No.)

                                     60070
                                   (Zip Code)

             HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN
                            (Full title of the plan)
                         ------------------------------

                           LAURIE S. MATTENSON, ESQ.
                 ASSOCIATE GENERAL COUNSEL -- CORPORATE FINANCE
                         HOUSEHOLD INTERNATIONAL, INC.
                               2700 SANDERS ROAD
                           PROSPECT HEIGHTS, IL 60070
                    (Name and address of agent for service)

                                 (708) 564-6557
         (Telephone number, including area code, of agent for service)
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

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                                              PROPOSED MAXIMUM PROPOSED MAXIMUM
     TITLE OF SECURITIES       AMOUNT TO BE    OFFERING PRICE      AGGREGATE        AMOUNT OF
      TO BE REGISTERED         REGISTERED(1)         PER           OFFERING     REGISTRATION FEE
                                              INTEREST/SHARE(2)     PRICE(2)
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
Household International, Inc.     2,000,000
  Common Stock, $1 par            Shares       Not applicable    $109,000,000        $37,587
  value......................
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

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on January 17, 1996.
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PURSUANT TO RULE 429 THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT IS A
COMBINED PROSPECTUS WHICH ALSO RELATES TO REGISTRATION STATEMENT NO. 33-52211.

                            HOUSEHOLD INTERNATIONAL
                         TAX REDUCTION INVESTMENT PLAN

                           -------------------------

     This Prospectus contains important information about the Household International Tax Reduction Investment Plan (referred to herein as the "Plan" or "TRIP"). The Plan has been adopted to encourage eligible employees to establish a regular savings program and to provide such employees with additional benefits through employer contributions and through tax benefits resulting from participating in the Plan. A total of 5,500,000 shares of Household International, Inc. common stock ($1 par value) and an indeterminable number of Interests in the Plan have been or are being offered pursuant to the Plan. If you have any questions concerning the Plan, you should contact Employee Benefits at the Home Office.

                           -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS APPENDIX OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                The date of this Prospectus is January 24, 1996

                               TABLE OF CONTENTS

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                                                                                         PAGE
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
Introductory Statement................................................................     3
Description of the Plan...............................................................     3
  General.............................................................................     3
  Eligibility.........................................................................     3
  Administration of the Plan..........................................................     3
  Contributions.......................................................................     5
  Investment Funds....................................................................     7
  Performance of the Investment Funds.................................................    10
  Changing Investment Options in the Investment Funds.................................    11
  Transfer Restrictions...............................................................    11
  Vesting.............................................................................    12
  Withdrawals.........................................................................    12
  Dividend Withdrawals................................................................    13
  Special Rules for Hardship Withdrawals..............................................    13
  Distributions Upon Termination of Employment........................................    14
  Loans to Participants...............................................................    15
Federal Income Tax Effects to Participants............................................    15
  General.............................................................................    15
  Contributions to Employee Accounts..................................................    15
  Withdrawals While Employed..........................................................    15
  Withdrawals of Dividends............................................................    16
  Distributions Upon Termination of Employment........................................    16
  Excess Tax Reduction Contributions..................................................    17
  Excise Tax on Excess Distributions..................................................    17
  Rollover of a Distribution..........................................................    17
  Internal Revenue Service Approval...................................................    17
Special Tax Notice Regarding Plan Payments............................................    18
  Summary.............................................................................    18
  Payments Eligible to be Rolled Over.................................................    18
  Direct Rollover.....................................................................    19
  Payment Paid to a Participant.......................................................    19
  Surviving Spouses, Alternate Payees and other Beneficiaries.........................    21
  How to Obtain Additional Information................................................    22
Other Important Information...........................................................    22
Available Information and Incorporation of Certain Documents by Reference.............    23
Legal Opinions........................................................................    23
Experts...............................................................................    23

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

                             INTRODUCTORY STATEMENT

     In this Prospectus, Household International, Inc. is referred to as "Household" or the "Corporation". The address of Household's general administrative office is 2700 Sanders Road, Prospect Heights, Illinois 60070 (Telephone: (847) 564-5000). A copy of the Corporation's latest Annual Report to shareholders is being delivered with this Prospectus to employees, except to employees who have previously received a copy of such Report; however, Household will promptly send without charge an additional Annual Report to any such employee at the employee's request.

                            DESCRIPTION OF THE PLAN

GENERAL

     The Plan and the trust fund established thereunder are intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and meet the requirements under Section 401(k) of the Code as well as the applicable requirements under Section 409 of the Code pertaining to an Employee Stock Ownership Plan. The Plan is also subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which are applicable to "defined contribution plans". These provisions include reporting, disclosure, participation, vesting and fiduciary responsibilities. Because the Plan is not a defined benefit plan, Participants are not guaranteed a specific amount by the Plan, and the benefit is not insured by the Pension Benefit Guaranty Corporation. Consequently, Title IV (plan termination insurance) of ERISA does not apply to this Plan.

ELIGIBILITY

     Household and each of its participating subsidiaries (the "Employers") will each contribute to the Plan for its own employee participants (the "Participants"). Any employee of Household International, Inc. and its U.S. subsidiaries (including Household Finance Corporation, Household Finance Corporation II, Household Finance Corporation III, Household Financial Group Ltd., Household Finance Consumer Discount Company, Household Bank, f.s.b., Household Insurance Services, Inc., Household Credit Services, Inc., Household Credit Services of Mexico, Inc., Household Finance Corporation of Alabama, Household Financial Center, Inc., Hamilton Investments, Inc., Household Retail Services, Inc., Household Commercial Financial Services, Inc. and Household Life Insurance Company), except for an employee in a collective bargaining unit or of Color Prelude, Inc., Capital Graphics, Inc. or B & K Corporation is eligible to participate in the Plan on the first day of the calendar quarter coinciding with or following the earlier of (i) the completion of three years of service, or
(ii) the attainment of age 21 and completion of one year of service. Any eligible employee may begin participation in the Plan if the employee meets the minimum years of service requirement specified in the preceding sentence. An employee who chooses not to participate in the Plan at such time as he becomes eligible may elect to participate in the Plan effective on the first day of any calendar quarter in accordance with the terms of the Plan, by completing the proper form and submitting it to Household at least 30 days prior to the first day of that calendar quarter. If an election form is received later than 30 days prior to the start of a calendar quarter, the employee will be admitted into the Plan on the first day of the second calendar quarter immediately following the date the form is received.

ADMINISTRATION OF THE PLAN

     The Plan's Administrative and Investment Committee (the "Committee") has responsibility for administration of the Plan, including interpreting provisions of the Plan, reviewing claims arising under the Plan, and filing reports and other notices required for the continual qualification of the Plan under the Code. Committee members are appointed and serve at the discretion of Household's Chief Executive Officer.

     Household has entered into a Trust Agreement with Vanguard Fiduciary Trust Company ("Vanguard" or, the "Trustee") under which Vanguard will be Trustee of the trust fund (the "Trust") and recordkeeper for the Plan. The Trustee has responsibility for the administration of the Trust and the management of the assets held by it. The Trustee may be removed, and a new Trustee appointed, at the discretion of the Committee.

Additional information about the Plan, the Committee and Vanguard can be obtained from Household at its address previously noted herein or by calling Employee Benefits at the Home Office, telephone number (847) 564-5000.

     THIS PLAN OFFERS PARTICIPANTS THE OPPORTUNITY TO DIRECT INVESTMENTS OF THEIR ACCOUNTS, BUT ONLY IN A VERY LIMITED MANNER AS TO THE COMPANY MATCHING ACCOUNT (DESCRIBED BELOW). IT IS THE INTENTION OF THE COMPANY AND THE COMMITTEE THAT THE FIDUCIARIES OF THE PLAN ARE TO BE RELIEVED OF LIABILITY FOR ANY LOSSES WHICH ARE THE DIRECT AND NECESSARY RESULT OF INVESTMENT INSTRUCTIONS GIVEN BY A PARTICIPANT OR BENEFICIARY.

     Administrative expenses of the Plan, including fees of the Trustee, counsel, accountants, or other experts appointed under the Plan, will be paid out of the Trust to the extent not paid by Household.

     The following Administrative expenses of the Plan are paid out of the
Trust:

          Household Common Stock Fund: Vanguard assesses an administrative fee of ten basis points (0.10%) per annum on the first fifty million dollars ($50,000,000) of the aggregate value of the common stock in this fund and five basis points (0.05%) per annum on any remaining amount exceeding fifty million dollars ($50,000,000) of the aggregate value of the common stock in this fund using a daily accrual rate that is recorded on the stock ledger for this fund. At the end of each calendar quarter, Vanguard redeems the accrued fee from funds on deposit in a separate Vanguard Money Market Reserves account which is a part of the Common Stock Fund.

          Fixed Income Security Fund: Vanguard assesses a $10,000 annual administrative fee for the guaranteed investment contracts that existed in the portfolio at the time of Vanguard's appointment as Trustee on January 1, 1991. This fee is assessed at a daily rate and is deducted from the assets of this fund on a monthly basis. For the portion of this fund that is invested in the Vanguard Investment Contract Trust, thirty basis points (0.30%) is deducted from income to this fund prior to distribution to Participant accounts.

          Vanguard Extended Market Index Trust Fund: Vanguard will assess a 0.50% fee on shares purchased in this fund at the time shares are purchased to cover transaction costs consisting of bid/ask spreads, commissions, and market impact (liquidity costs). The fee will assure that transaction costs are spread equitably among shareholders of the portfolio. Since the fee is paid directly by the portfolio, this fee is not, and should not be construed as, a sales load.

          Loan Fee: Participants will be charged a $40 administrative fee for each new loan drawn from the Plan after January 1, 1996. This fee may be changed from time to time by the Committee.

          Deferred Distribution Fee: Beginning July 1, 1994, Participants who defer distribution of their accounts beyond the first day of July following the calendar year in which their employment terminates will be charged an annual fee of $30 until distribution is initiated.

     With respect to shares of Household's common stock and shares in the Windsor II Fund, Quantitative Portfolio Fund, Extended Market Index Trust Fund, Wellington Fund and Money Market Reserves -- Federal Portfolio Prime Cap Fund and International Growth Portfolio Fund held by the Trust, each Participant may instruct the Trustee on how shares held in the Participant's account are to be voted. Any shares of Household's common stock for which voting instructions are not received from a Participant will be voted by the Trustee (i) in the same manner as the majority of shares for which voting directions are received by the Trustee, and (ii) with respect to the election of directors, the Trustee will vote for the nominees who receive the most votes pursuant to such voting directions.

     By resolution of the Board of Directors of Household, all proxies, consents, ballots and voting materials that identify the vote of specific stockholders are to be kept confidential except in the case of a contested proxy, consent solicitation or to meet applicable legal requirements. All such documents are to be returned to the tabulator and are to be made available to the Inspectors of Election to enable them to certify the results of the vote. The tabulator for each proxy solicitation and the Inspectors of Election will be appointed by the Board of Directors prior to the meeting of shareholders for which the proxy solicitation is required. The tabulator will provide all comments written on or accompanying proxy cards to the Corporation, along with the

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

name of the stockholder, without indication of the vote of the stockholder except where the vote is included in the comment or is necessary for an understanding of the comment.

     Both Vanguard and the tabulator have been informed of this confidential position and neither will reveal any information relating to the purchase, sale and holding and exercise of voting and similar rights with respect to such securities to any officer, employee or agent of the Company except as required by law or regulation. The TRIP Committee is designated to monitor Plan compliance with these procedures. The TRIP Committee's address is 2700 Sanders Road, Prospect Heights, Illinois 60070. Phone: (847) 564-5000.

     Other voting securities held in the Trust by the Trustee will be voted by the Trustee in accordance with instructions given by the Committee. In the event of a tender offer or exchange offer for shares of Household's common stock, each Participant will be given the opportunity to decide individually whether shares held in the Participant's account will be tendered or exchanged.

CONTRIBUTIONS

     Investment Plan and Tax Reduction Contributions. The Plan allows a Participant to elect to make Tax Reduction Contributions and Investment Plan Contributions to a Plan account through payroll deductions from 1% to 15% (in whole percentages only) of eligible compensation. A contribution designated as a Tax Reduction Contribution reduces the gross income of the Participant for federal income tax purposes (except for social security taxes) at the time of such contribution, whereas an Investment Plan Contribution is made on an after-tax basis. Participants may make both Investment Plan Contributions and Tax Reduction Contributions, but in no event may a combination of such contributions exceed 15% of the Participant's compensation. Eligible compensation includes salary, bonuses, commissions, overtime payments, severance pay, and pay in lieu of vacation, but as of the date of this Prospectus may not exceed $150,000 annually. (The maximum amount of eligible compensation is adjusted annually for changes in the cost of living pursuant to regulations issued by the Secretary of the Treasury). Participants may also be subject to other limitations on the amount of contributions, as described elsewhere herein.

     Please refer to "Description of the Plan -- Withdrawals" and "-- Special Rules for Hardship Withdrawals" for important information regarding certain restrictions on the ability of Participants to withdraw contributions and earnings from their accounts. Reference is also made to "Federal Income Tax Effects to Participants" for information regarding the different tax considerations applicable to Investment Plan Contributions and Tax Reduction Contributions.

     Investment Elections. Participants must submit an investment election form to Household designating the Investment Funds in which they wish their contributions to be invested. Contributions to individual Investment Funds must be made in multiples of 10% of the total of a Participant's Tax Reduction Contributions and Investment Plan Contributions. The Investment Funds are described elsewhere herein.

     Rollover Contributions. In addition to the contributions specified above, employees who receive a "qualifying distribution" under the Code from any other tax qualified plan (as defined in the Plan) may have all or part of such distribution transferred to a rollover account established in the name of the employee for that purpose (a "Rollover Contribution"). Such Rollover Contributions are subject to regulations imposed by the Code. Household recommends that Participants consult with their tax advisors with respect to the impact of such regulations. An investment election form must be submitted with the Rollover Contribution which directs that such Rollover Contribution be invested in the Investment Fund(s) of the Participant's choosing in multiples of 10% of the Participant's Rollover Contribution.

     Trustee-to-Trustee Transfer Contributions. In connection with the distribution resulting from the termination of the Household International Tax Credit Stock Ownership Plan ("PAYSOP"), participants in PAYSOP were permitted during 1988 to transfer their PAYSOP account balances (which were primarily invested in shares of Household common stock) into the Household Common Stock Fund of the Plan (as described herein) ("Trustee-to-Trustee Contributions").

     Employer Matching Contributions. Subject to certain limitations, each Participant's Employer may at its option elect to make contributions each month to Participant accounts in an amount determined by the

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

Employer. Each Employer's matching contribution ("Employer Matching Contributions") will not be more than 6% of each Participant's compensation and the amount of each Participant's Tax Reduction Contributions and Investment Plan Contributions which are eligible to be matched by the Employer may not exceed 4% of the Participant's compensation. Employer Matching Contributions may be made in cash or in Household's common stock, at the discretion of Household. However, all Employer Matching Contributions made in cash will be invested in the Household Common Stock Fund. Employer Matching Contributions shall be made first to match a Participant's Tax Reduction Contributions and then to match a Participant's Investment Plan Contributions.

     As of the date of this Prospectus, subject to the 6% of Participant compensation limitation described above, Employer Matching Contributions will be made each month at a rate equal to 300% of a Participant's Tax Reduction Contributions and Investment Plan Contributions on the first 1% of a Participant's compensation and 100% of such contributions on the next 2% through 4% of a Participant's compensation.

     Suspending or Changing Contributions. Participants may suspend Tax Reduction Contributions and/or Investment Plan Contributions at any time. The effective date of such a suspension will be as soon as reasonably possible following receipt by Household of a notice of such suspension of such contributions. Participants may resume Tax Reduction Contributions and/or Investment Plan Contributions as of the first day of a calendar quarter. In no event may such contributions resume prior to the first day of the calendar quarter at least 30 days following Household's receipt of a Participant's written election to resume contributions.

     Participants may increase or decrease the amount of their Investment Plan Contributions and/or their Tax Reduction Contributions, effective the first day of a calendar quarter, by submitting a properly executed election form to Household at least 30 days prior to the effective date of the change. Election forms received less than 30 days prior to a calendar quarter will be effective on the first day of the subsequent calendar quarter.

     Limitations on Contributions. The total contributions allocated to a Participant's Plan account for any calendar year are limited pursuant to requirements of the Code. In general, the Code requires that Tax Reduction Contributions, Investment Plan Contributions, and Employer Matching Contributions, forfeitures, and certain defined Participant contributions cannot exceed the lesser of (i) 25% of the Participant's annual compensation, or (ii) an amount, which as of the date of this Prospectus is $30,000, (this amount may be adjusted annually for changes in the cost of living in accordance with regulations issued by the Secretary of the Treasury), or (iii) an amount which, when considered together with benefits or contributions for the Participant under other tax-qualified plans of Household and its subsidiaries, does not cause the Participant's benefits or contributions under all such plans to exceed certain limitations imposed by the Code.

     In addition, a Participant may not contribute, as of the date of this Prospectus, more than $9,500 of Tax Reduction Contributions in any year, but such limit may be adjusted annually for changes in the cost of living in accordance with regulations issued by the Secretary of the Treasury. Any contributions by a Participant in excess of $9,500 during a year which were designated as Tax Reduction Contributions will be automatically treated as Investment Plan Contributions. Reference is made to "Federal Income Tax Effects to Participants -- Excess Tax Reduction Contributions" herein for further information on excess Tax Reduction Contributions.

     There are also limitations on contributions made by individuals who are considered by the Internal Revenue Service to be "highly compensated individuals". Elections to make Tax Reduction Contributions and Investment Plan Contributions by Participants who are highly compensated individuals will be valid only to the extent that the total of such contributions made bears a required relationship, set forth in the Code, to such contributions made by all other individuals in the Plan. Contributions made by Participants who are not highly compensated individuals will not be affected by these rules. Tax Reduction Contributions of highly compensated individuals that exceed this limitation must be reduced until the required relationship is met. In such event, the reduced Tax Reduction Contributions of a Participant, and earnings thereon, may be deemed Investment Plan Contributions or may be returned to the Participant. Investment Plan Contributions and Employer Matching Contributions of Participants who are highly compensated individuals must also be reduced in order to meet the required relationship. Reduced Employer Matching Contributions, to the extent not vested, may be forfeited, and reduced Investment Plan Contributions, vested Employer Matching Contributions, and earnings thereon, may be returned to the Participants who are highly compensated. Employer Matching Contributions and earnings on all contributions will be taxed as regular income. Reduced Tax Reduction Contributions cannot be deemed to be Investment Plan Contributions to the extent that such treatment will cause Investment Plan Contributions by highly compensated individuals to exceed the required relationship.

     Total Tax Reduction Contributions and Employer Matching Contributions, which are deductible by Household as an expense for federal income tax purposes, will be limited to the maximum amount which Household is permitted to deduct during any year.

INVESTMENT FUNDS

     The Plan is intended to be a "participant directed plan" as described in
Section 404(c) of ERISA, and Title 29 of the Code of Federal Regulations Section 2550.404c-1. The fiduciaries of the Plan may be relieved of liability for any losses which are the direct and necessary result of investment instruction given by the Participant or beneficiary.

     Participants may direct the investment of their contributions into one of the following nine investment funds (the "Investment Funds"):

     Household Common Stock Fund. This fund will primarily be invested in shares of common stock of Household. Temporary cash balances may be invested in a short-term money market account. Any dividends, net of Plan expenses attributable to the Household Common Stock Fund, will be reinvested in Household's common stock, unless the Participant has elected to have such cash dividends distributed. Reference is made to "Description of the Plan -- Dividend Withdrawals" for further information on such distributions. The Trustee may purchase Household's common stock at market prices in transactions over securities exchanges and may also purchase newly-issued or treasury stock directly from Household at such prices and on such terms as it deems proper.

     Fixed Income Securities Fund. Assets in this fund, as well as ongoing employee contributions, are primarily invested in the Vanguard Fiduciary Trust Company Investment Contract Trust (formerly named The Vanguard Variable Rate GIC Trust). In addition, future proceeds received upon the maturity, termination or sale of the existing individual investment contracts held by this fund with the insurance companies specified below under "Performance of the Investment Funds" will be invested in the Vanguard Fiduciary Trust Company Investment Contract Trust. Vanguard Fiduciary Trust Company has the authority to sell or terminate the investment contracts currently in effect if it deems it to be in the best interests of Participants to do so, and it may choose to exercise this discretion in the future. Any gain or loss (if any) realized on such termination or sale will be borne by Participants with investments in this fund following such termination or sale. The Vanguard Fiduciary Trust Company Investment Contract Trust seeks to provide safety of principal and a level of current income consistent with other instruments with a two- to three-year average maturity. The Trust is a collective trust invested primarily in guaranteed investment contracts issued by insurance companies and bank investment contracts issued by commercial banks. The Trust intends to maintain a constant net asset value of $1.00 per share. There is no assurance that the fund will be able to maintain a stable net asset value of $1.00 per share.

     The interest earnings for any year is a blend or average of all the investments in this fund and, consequently, the interest rate on this fund will fluctuate based on the interest rate earned on individual investments held by the fund. Using a single blended rate has the effect of smoothing rate fluctuations from year to year. The Vanguard Fiduciary Trust Company Investment Contract Trust return will be blended with the return on the other contracts.

     Windsor II Fund. Vanguard's Windsor II Fund is a mutual fund designed to provide long-term capital growth and a reasonable level of current income from dividends. The fund's policy is to invest in a diversified portfolio of common stocks listed on exchanges in the United States. Windsor II follows a flexible investment strategy emphasizing income-producing common stocks which are, in the investment adviser's opinion, undervalued in the marketplace at the time of purchase. For the most part, these securities are characterized by above-average income yields and below-average price-earnings ratios, relative to the stock market in general, as measured in the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index"). The price per share is determined by dividing the total market value of the fund's investments and other assets, less any liabilities, by the number of outstanding shares of the fund. Price per share is determined as of the close of the New York Stock Exchange (the "Exchange") on each day that the Exchange is open, and on any other day on which there is sufficient trading in the fund's portfolio securities to materially affect the fund's price per share. Dividend income is credited to Participants' Plan accounts and is used to purchase additional shares of the Windsor II Fund.

     Quantitative Portfolio Fund. Vanguard's Quantitative Portfolio Fund is a mutual fund which is designed to provide investment results that correspond to the price and yield performance of publicly traded common stocks, in the aggregate, as represented by the S&P 500 Index. The fund's policy is to be fully invested in common stocks, and it is expected that cash or cash items would normally be less than 1% of net assets. Temporary cash balances may be invested in short-term money market instruments. The fund generally selects about 200 stocks, most of which are in the S&P 500 Index. The selection of these 200 stocks is made with quantitative and mathematical analysis to achieve an overall portfolio which replicates very closely the investment performance of the S&P 500 Index. In addition, the stock selection is made to identify stocks with superior relative value, seeking thereby to marginally outperform the S&P 500 Index. The price per share is determined by dividing the total market value of the fund investments and other assets, less any liabilities, by the total outstanding shares of the fund. Price per share is determined as of the close of the Exchange on each day that the Exchange is open, and on any other day on which there is sufficient trading in the portfolio securities to materially affect the fund's price per share. Dividend income under this fund is credited to Participants' Plan accounts and is used to purchase additional shares of the Quantitative Portfolio Fund.

     Extended Market Portfolio of Index Trust. This Vanguard managed mutual fund attempts to invest in a reliable sample of all U.S. stocks not in the S&P 500 Index, in percentages corresponding to their proportion of the Wilshire 4500 Index. Because many of these stocks are too small in capitalization to own or trade without undue liquidity risk, the portfolio is constructed to approximate the Wilshire 4500 Index. The performance of the portfolio will therefore vary within a reasonable range from the performance of the Wilshire 4500 Index. The price per share is determined by dividing the total market value of the fund's investments and other assets, less any liabilities, by the number of outstanding shares of the fund. Price per share is determined as of the close of the Exchange on each day that the Exchange is open, and on any other day on which there is sufficient trading in the fund's portfolio securities to materially affect the fund's price per share. Dividend income is credited to Participants' Plan accounts and is used to purchase additional shares of the Extended Market Index Trust.

     PrimeCAP Fund. The Vanguard PrimeCAP Fund seeks long-term growth by investing principally in common stocks of companies which the investment adviser anticipates will experience significant long-term capital growth. Income from dividends is expected to be minimal. Growth stocks, which are the Fund's primary investments, are likely to be more volatile in price than the stock market as a whole. The price per share is determined by dividing the total market value of the fund's investments and other assets, less any liabilities, by the number of outstanding shares of the fund. Price per share is determined as of the close of the Exchange on each day the Exchange is open. Dividend income is credited to Participants' Plan accounts and is used to purchase additional shares of the PrimeCAP Fund.

     Wellington Fund. This Vanguard mutual fund is a "balanced fund", meaning that it will hold varying amounts of bonds, U.S. preferred and common stocks, and cash. The Wellington Fund's objective is conservation of principal, reasonable income return, and modest profits without undue risk. The amount held in each asset class will fluctuate within a range according to the portfolio manager's assessment of the risk and reward of each asset class given the then current economic conditions. Normally, 60% to 70% of the Wellington Fund's assets will be invested in U.S. common stocks. The price per share is determined by dividing the total market value of the fund's investments and other assets, less any liabilities, by the number of outstanding shares of the fund. Price per share is determined as of the close of the Exchange on each day that the Exchange is open, and on any other day on which there is sufficient trading in the fund's portfolio securities to materially affect the fund's price per share. Dividend income is credited to Participants' Plan Accounts and is used to purchase additional shares of the Wellington Fund.

     International Growth Portfolio Fund. This Vanguard managed mutual fund seeks to provide long-term capital growth by investing in a diversified portfolio of common stocks of companies based outside the United States. The investment adviser to the fund seeks to acquire securities which are undervalued or which offer opportunities for significant future growth. Income from dividends may be received, but is not an objective of the fund. The price per share is determined by dividing the total market value of the fund's investments and other assets, less any liabilities, by the number of outstanding shares of the fund. Price per share is determined as of the close of the Exchange on each day the Exchange is open. Dividend income is credited to Participants' Plan accounts and is used to purchase additional shares of the International Growth Portfolio Fund.

     The stocks in this fund will be affected by various factors which are likely to cause the price performance of such stocks to be different than U.S. stocks and, in some cases, more volatile. Such factors include differences in the tax laws, accounting practices and financial reporting standards of the U.S. and the country in which the companies are based and fluctuations in the value of currencies in which the stocks are denominated.

     Money Market Reserves -- Federal Portfolio. This Vanguard managed mutual fund seeks the maximum current income that is consistent with preservation of capital and liquidity by investing in short-term securities issued by the U.S. Treasury and agencies of the U.S. government and repurchase agreements collateralized by such securities. The liabilities of such agencies may not be backed by the full faith and credit of the U.S. Government. The portfolio maintains a weighted average maturity of less than ninety days.

     This portfolio intends to maintain a constant net asset value of $1.00 per share. Investments in money market funds such as this are, however, neither insured nor guaranteed by the U.S. Government, and there is no assurance that the fund will be able to maintain a stable net asset value of $1.00 per share.

     The Fixed Income Securities Fund, Windsor II Fund, Quantitative Portfolio Fund, Extended Market Index Trust, PrimeCAP Fund, Wellington Fund, International Growth Portfolio Fund and Money Market Reserves -- Federal Portfolio comprise part of the Vanguard Group of Investment Companies. Household in its discretion may add to, subtract from, or substitute different funds for the nine Investment Funds currently available to Participants in the Plan. A prospectus on the eight Vanguard funds is available by writing to Vanguard at 1400 Morris Drive, Wayne, PA 19087, or by calling (800) 523-1188. Participants should request prospectuses and read them prior to investment in a fund. Copies of the most recent prospectus relating to Household common stock is available by writing to Household at 2700 Sanders Road, Prospect Heights, IL 60070, or by calling (847) 564-5000.

PERFORMANCE OF THE INVESTMENT FUNDS

     The table below presents certain historical information on the investment performance of each of the Investment Funds. The rates of return presented below are not intended to predict what the future performance of the Investment Funds will be, and neither Household nor the Plan guarantees the performance of any of the Investment Funds. The past return on an individual Participant's account balance may differ from the annualized rates of return disclosed herein due to the timing of when contributions in the various Investment Funds were made and how long such investments were maintained by the Participant, as well as other factors.

     The table below shows annual rates of return for the various investment alternatives, as well as indices of some relevant asset classes which are widely used for comparative purposes. The annual rates of return take into consideration the reinvestment of income (dividend and interest) and the price changes of the fund or asset, if any.

                                                                   % ANNUAL RATES OF RETURN
                                                          -------------------------------------------
                                                           1990     1991     1992     1993      1994
                                                          ------    -----    -----    -----    ------
HISTORICALLY AVAILABLE INVESTMENTS
Household Common Stock Fund(1).........................   (32.69)   63.10    20.70    13.78     17.52
Fixed Income Securities Fund(2)........................     9.31     8.75     8.42     7.91      8.01
Windsor II Fund........................................    (9.98)   28.70    16.50    13.60     (1.16)
Quantitative Portfolio Fund............................    (2.44)   30.29     7.01    13.83     (0.61)
Extended Market Portfolio of Index Trust...............   (14.91)   41.85    12.47    14.49     (1.76)
PrimeCAP Fund..........................................    (2.79)   33.14     8.99    18.03     11.41
Wellington Fund........................................    (2.81)   23.65     7.93    13.52     (0.49)
International Growth Portfolio Fund....................   (12.05)    4.74    (5.79)   44.74      0.76
Money Market Reserves -- Federal Portfolio.............     8.07     5.95     3.67     2.98      4.03

INDICES OF ASSET CLASSES
S&P 500 Index(3).......................................    (3.12)   30.34     7.61    10.06      1.31
Wilshire 4500(4).......................................   (13.56)   43.45    11.87    14.57     (2.66)
Wilshire 5000(5).......................................    (6.18)   34.20     8.97    11.28     (0.06)
Shearson Lehman Corp/Gov.(6)...........................     2.28    14.62     7.58    11.03    (10.56)

-------------------------
(1) The total performance of a share of Household common stock including dividends and changes in market value during the year.

(2) The Fixed Income Securities Fund was invested in the insurance company contracts in the following percentages of total assets of the fund as of December 31, 1994: Aetna Life Insurance Company: 27%; Principal Mutual Life Insurance Company: 29%. The remaining 44% was invested in the Vanguard Investment Contract Trust Fund.

(3) This widely used index includes 500 stocks of U.S. companies with large capitalization. The market value of this index at December 31, 1994 was $3.3 trillion.

(4) This widely used index includes virtually all of the stocks of U.S. companies which are not in the S&P 500 Index. These are generally stocks of smaller capitalized companies whose aggregate performance the Extended Market Fund intends to approximate. The market value of this index at December 31, 1994 was $1.5 trillion.

(5) This widely used index includes virtually all U.S. stocks, and had a market value at December 31, 1994 of $4.8 trillion.

(6) This widely used index includes most publicly traded corporate and government bonds and had a market value at December 31, 1994 of $2.7 trillion.

CHANGING INVESTMENT OPTIONS IN THE INVESTMENT FUNDS

     A Participant may elect to change the Investment Funds into which the Participant's ongoing Tax Reduction Contributions and Investment Plan Contributions are invested, or may choose to transfer previously-made Investment Plan Contributions, Tax Reduction Contributions, Rollover Contributions, Trustee-to-Trustee Transfer Contributions, and earnings on such contributions, among the various Investment Funds by notifying Vanguard by phone at (800) 523-1188 or in writing at 1400 Morris Drive, Wayne, PA 19087. Written confirmation of a transfer will be sent by Vanguard to the Participant's home address. Such changes will be effective as soon as reasonably possible following receipt by Vanguard of notification of the requested change, except for changes involving the Fixed Income Securities Fund, which will be effective as of the first day of the calendar quarter following notification to Vanguard of the requested change. Changes in investment directions and transfers among the Investment Funds may generally be made as often and whenever the Participant chooses. Following any change in investment directions, contributions to each Investment Fund must continue to be made in multiples of 10% of the total of the Participant's contributions. Transfer from one Investment Fund to another may generally be made in any amount of the Participant's choosing. Transfer of Employer Matching Contributions (invested in the Household Common Stock Fund) to other Investment Funds is generally not permitted, except in the limited situations described below.

     Effective as of January 1, 1996, the Plan is also intended to qualify as an Employee Stock Ownership Plan ("ESOP"). Accordingly, beginning in 1996, there will be expanded diversification rights for certain Participants with respect to the amounts invested in the Household Common Stock Fund. If a Participant reaches age 55 and has either completed 10 years of employment or 10 years of participation in the Plan, whichever is earlier, such Participant has the right to diversify a portion of the shares in the Household Common Stock Fund that are attributed to Employer Matching Contributions. This means that such Participant can invest up to 25% of such shares in another Investment Fund.

     This diversification right will continue for six years (provided that if a Participant has already reached age 55 and has 10 years of employment, this right to diversify must be exercised by March 31, 2001). In the sixth year, the diversification right will extend to 50% of the shares invested in the Household Common Stock Fund that are attributed to Employer Matching Contributions. This amount will include any such shares previously diversified as the result of an earlier election. The Participant must exercise this right to diversify within the first 90 days of any calendar year.

     The value of Household Common Stock attributed to Employer Matching Contributions in the Household Common Stock Fund must be at least $500 to receive this diversification right.

     There are also certain Participants who, pursuant to a sale agreement, have transferred to employment with Jefferson-Pilot Corporation ("J-P") or its affiliates in 1995 and have become participants in the J-P 401(k) plan. The account balances of these Participants will be transferred to the J-P plan but such transfer may not occur until sometime in 1996. In the interim, such Participants may elect to have all or part of their account balance which is invested in the Household Common Stock Fund and which is attributed to Employer Matching Contributions transferred to one of the other Investment Funds. However, such amounts transferred out of the Household Common Stock Fund cannot be transferred back in.

TRANSFER RESTRICTIONS

     Certain conditions of the Vanguard Fiduciary Trust Company Investment Contract Trust require that the Plan impose restrictions on transfers both into and out of the Fixed Income Securities Fund. These conditions also impose restrictions on transfers from the Fixed Income Securities Fund directly to the Money Market Reserves -- Federal Portfolio. Due to these limitations, the Plan permits transfers both into and out of the Fixed Income Securities Fund only once per calendar quarter.

     Assets withdrawn from the Fixed Income Securities Fund must be deposited and remain in an eligible equity fund for a minimum of ninety calendar days prior to becoming eligible for transfer back into the Fixed Income Securities Fund or for transfer to the Money Market Reserves -- Federal Portfolio. Such assets are eligible for transfer to funds other than the Money Market Reserves -- Federal Portfolio on a daily basis. The following funds are eligible equity funds: Household Common Stock Fund; Windsor II Fund; Quantitative Portfolio Fund; Extended Market Portfolio of Index Trust; PrimeCAP Fund; Wellington Fund; and International Growth Portfolio Fund.

     Exchanges from the Money Market Reserves -- Federal Portfolio may be made directly into the Fixed Income Securities Fund without a ninety day investment in an eligible equity fund.

VESTING

     Participants who terminate from employment on or after September 30, 1995 are fully vested at all times in all of their account balances.

WITHDRAWALS

     Subject to certain limitations, employees who are Participants in the Plan may withdraw all or part of their account balance, subject to a minimum withdrawal of $500 or the balance of the account, whichever is less. For purposes of withdrawals, the value of a Participant's account balance will be determined as soon as reasonably practicable following receipt by Vanguard of the Participant's written withdrawal request. Withdrawals of account balances will be made from all amounts in each category below (in the order in which such categories are listed) before amounts in the next category may be withdrawn, and are subject to the limitations set forth below:

          1) Investment Plan Contributions (excluding earnings thereon) made prior to January 1, 1987, which have not been matched by Employer Matching Contributions.

          2) Investment Plan Contributions (including earnings thereon) made after January 1, 1987 which have not been matched by Employer Matching Contributions; and, if the Participant is a former participant in PAYSOP who transferred a PAYSOP account balance into the Plan pursuant to a Trustee-to-Trustee Transfer Contribution, the amount equal to such Participant's own contributions (if any) into PAYSOP (excluding earnings thereon).

          3) Investment Plan Contributions (excluding earnings thereon) made prior to January 1, 1987, which have been matched by Employer Matching Contributions, providing that the Participant has been in the Plan for five years; and, if the Participant is a former participant in PAYSOP who transferred a PAYSOP account balance into the Plan pursuant to a Trustee-to-Trustee Transfer Contribution, earnings on such Participant's employee contributions (if any).

          4) Investment Plan Contributions (including earnings thereon) made after January 1, 1987, which have been matched by Employer Matching Contributions, provided that the Participant has been in the Plan for five years.

          5) Employer Matching Contributions, including earnings thereon, provided that the Participant has been in the Plan for five years.

          6) Trustee-to-Trustee Transfer Contributions (except any amount attributable to such contributions previously distributed, as described above) and Rollover Contributions, plus earnings thereon.

          7) Investment Plan Contributions (excluding earnings thereon) of Participants who have been in the Plan for less than five years, which have been matched by Employer Matching Contributions.

          8) Tax Reduction Contributions, plus earnings thereon, by Participants who have attained age 59 1/2, or in order to meet immediate financial hardships as defined by the Code and regulations thereunder. Participants who have not attained age 59 1/2 may withdraw account balances attributable to Tax Reduction Contributions (excluding earnings thereon that were earned on or after January 1, 1989) during employment with Household or a subsidiary only to meet immediate financial hardships. Except to meet immediate financial hardships, Participants under age 59 1/2 may not make withdrawals attributable to Tax Reduction Contributions during employment with Household or a subsidiary. The rules concerning withdrawals for financial hardships are described under "Special Rules for Hardship Withdrawals" herein.

     A Participant with less than five years of participation in the Plan who withdraws Investment Plan Contributions which have been matched by Employer Matching Contributions will not be able to make contributions into the Plan (and thereby receive Employer Matching Contributions) for a six month period following such withdrawal.

     Participants who terminated employment after attaining age 55 and who were also at that time eligible for normal or early retirement may withdraw all or part of their account balance, subject to a minimum withdrawal of $500 or the balance in their account, whichever is less. No more than two (2) such withdrawals are permitted in a Plan Year. Withdrawals may be made of all amounts eligible for withdrawal in each category below (in the order in which such categories are listed) before amounts in the next category may be withdrawn:

          1. Investment Plan contributions (excluding earnings thereon) made prior to January 1, 1987.

          2. Investment Plan Contributions made after January 1, 1987 and earnings attributable to both pre 1987 and post 1986 Investment Plan Contributions.

          3. Employer Matching Contributions, including earnings thereon.

          4. Trustee-to-Trustee Transfer Contributions (except any amount attributable to such contributions previously distributed, as described above) and Rollover Contributions, plus earnings thereon.

          5. Tax Reduction Contributions, plus earnings thereon.

     Payments of withdrawals will be made in cash, except that non-hardship withdrawals from the Household Common Stock Fund may be made in cash, shares, or a combination of cash and shares at the Participant's option, subject to the Committee's discretion to determine the minimum number of shares which the Plan may distribute to a Participant in lieu of cash. Reference is made to "Federal Income Tax Effects to Participants" for tax consequences of withdrawals of account balances from the Plan during employment.

DIVIDEND WITHDRAWALS

     Except as provided below, cash dividends earned during a Plan Year on shares of common stock of Household credited to a Participant's account and invested in the Household Common Stock Fund shall be reinvested in such Fund. However, beginning in 1996, a Participant may elect, on an annual basis, to have distributed to him/her the cash dividends earned in the Plan Year which are attributable to the Household common stock credited to his/her account. An election once made shall continue in effect for all subsequent Plan Years unless the election to have dividends distributed is discontinued by filing a timely election with the Committee prior to the beginning of the quarter in which the dividends are paid.

SPECIAL RULES FOR HARDSHIP WITHDRAWALS

     A Participant may only make a hardship withdrawal if the withdrawal is made on account of an immediate and heavy financial need of the Participant and if the withdrawal is necessary to satisfy such financial need. A withdrawal will be deemed to be made on account of an immediate and heavy financial need if used for one of the following purposes: the purchase of a principal residence (use of withdrawals to make mortgage payments is not permissible); payment of tuition for the next semester, trimester, or quarter of post-secondary education for Participants, their spouses, or dependents; the need to prevent the eviction of Participants from their principal residence or foreclosure on a mortgage of any such residence; and certain medical expenses described in the Code.

     A distribution will not be treated as necessary to satisfy an immediate and heavy financial need to the extent the amount of the withdrawal is in excess of the amount required to relieve the financial need or to the extent such need may be satisfied from other resources that are reasonably available to the Participant. In order to demonstrate that the withdrawal is necessary to satisfy an immediate and heavy financial need, a

Participant will be required to execute a written representation that the need cannot be met through one or more of the following means: reimbursement or compensation by insurance or otherwise; reasonable liquidation of the Participant's assets, to the extent such liquidation would not itself cause an immediate and heavy financial need; cessation of Tax Reduction Contributions or Investment Plan Contributions to the Plan; borrowing from commercial sources on reasonable commercial terms; or other withdrawals or nontaxable (at the time of the loan) loans available from the Plan, all of which have been exhausted pursuant to the terms of the Plan.

     For purposes hereof, a Participant's assets shall be deemed to include those assets of the Participant's spouse and minor children that are reasonably available to the Participant.

     Participants who make hardship withdrawals will not be able to make Tax Reduction Contributions or Investment Plan Contributions for a period of twelve months following the request for a hardship withdrawal. Also, the amount of Tax Reduction Contributions for the Plan year following the year in which a Participant makes a hardship withdrawal shall be limited to an amount (as of the date of this Prospectus $9,500, subject to annual adjustment by the Secretary of the Treasury for changes in the cost of living), reduced by the amount of the Participant's Tax Reduction Contributions for the prior year. In addition, a Participant will be required to stop his/her contributions to the Household International Employee Stock Purchase Plan for the period beginning with the payroll period next following the date he/she makes the withdrawal request. Even if otherwise eligible, a Participant will not be permitted to elect to make contributions under the Household International Employee Stock Purchase Plan until the next offering period which begins at least 12 months after the date the Participant receives the withdrawal.

     Reference is made to "Federal Income Tax Effects to Participants -- Withdrawals While Employed" for tax consequences of hardship withdrawals.

DISTRIBUTIONS UPON TERMINATION OF EMPLOYMENT

     Participants who terminate employment are entitled to receive the entire balance of their account under the Plan as soon as administratively practicable following receipt by Household of a request for distribution of the Participant's account. Subject to the immediately succeeding sentence, if a Participant does not request a distribution and if the value of his/her account following termination exceeds $3,500, the distribution will be deferred until a later date but not later than the first business day following the date the Participant reaches age 65. Participants who are retirement eligible under a pension plan of Household or a subsidiary may elect to defer the distribution of their account regardless of amount, provided that such distribution is made no later than April 1 of the year following the year in which the Participant attains age 70 1/2. A direct rollover to an individual retirement account or a qualified retirement plan is available. Until distributions are initiated, a deferred account fee of $30 will be charged each year to any Participant who defers distribution from the Plan beyond June 30 of the year following the calendar year in which employment is terminated. All amounts will generally be distributed in a lump sum distribution; however, Participants in the Plan prior to July 1, 1989, and who do not have outstanding loans may choose to receive their distribution in the form of an annuity. Lump sum payments will be made in cash, except that distributions from the Household Common Stock Fund may be made in cash, shares, or a combination of cash and shares at the Participant's option, subject to the Committee's discretion to determine the minimum number of shares which the Plan may distribute to a Participant in lieu of cash. A Participant's account will also be distributed upon death or total disability.

     A Participant may designate a beneficiary or beneficiaries to receive the vested and undistributed amount of the Participant's account (less the amount of any outstanding loan) in the event of the Participant's death. Subject to the consent of the Participant's spouse, if any, a Participant may designate a beneficiary other than his or her spouse to receive the Participant's account balance, in the event of the Participant's death.

     Amounts distributed to Participants will be valued as of the date of distribution.

     Any non-vested portion of a terminating Participant's account will be applied to reduce Employer Matching Contributions otherwise payable by Household or the Participant's Employer, as applicable, to the accounts of other Participants.

     Refer to "Federal Income Tax Effects to Participants" for tax consequences resulting from distributions upon termination of employment.

LOANS TO PARTICIPANTS

     Loans are available under the Plan to Participants. Requests for loans must be approved by the Committee or the Committee's designee. A $40 loan fee will be deducted from the amount borrowed when the loan is made. Participants must obtain the consent of their spouse in order to borrow money from their account. Each loan must be for an amount not less than $500 ($2,000 for residential loans) or the eligible balance of the Participant's account, whichever is less. No more than two non-residential loans and one loan for the construction or acquisition of a principal residence may be outstanding at any time. Outstanding loans to a Participant under the Plan and all other tax-qualified plans of Household and its subsidiaries may not exceed $50,000 at any point in time. In the case of a new loan this dollar limitation is reduced by the highest outstanding loan balance during the prior twelve months. A Participant may not borrow more than 50% of the value of the Participant's non-forfeitable account (i.e. Tax Reduction Contributions, Investment Plan Contributions, Rollover Contributions, Trustee-to-Trustee Transfer Contributions, any earnings or appreciation on any such contributions and the vested portion of any Employer Matching Contributions and any earnings or appreciation thereon). Loans will be secured by the Participant's account balance. The Committee will determine the interest rate to be charged on each loan. Loans must be repaid within five years except that, at the Committee's discretion, loans for the construction or acquisition of a Participant's principal residence may be made for a term of up to 25 years. However, all loans become due upon severance of the Participant's employment. Loan installment payments will be made through payroll deductions. Prepayment of a loan in full is allowed at any time without penalty. Interest on loans made after January 1, 1987, secured by the portion of a Participant's account attributable to Tax Reduction Contributions is not deductible for federal income tax purposes. Loan repayments will be credited to a Participant's Plan account and invested in accordance with the Participant's current investment election for future Tax Reduction Contributions and/or Investment Plan Contributions, except that repayment of loans borrowed from funds attributable to Employer Matching Contributions will be invested in the Household Common Stock Fund.

                   FEDERAL INCOME TAX EFFECTS TO PARTICIPANTS

     General. The Plan is operated as a qualified plan under Sections 401(a) and 401(k) of the Code. Qualification of the Plan means that a Participant will not be subject to federal income taxes on Tax Reduction Contributions and Employer Matching Contributions, or on earnings or appreciation on all account balances held in the Plan, until such amounts either are withdrawn by or distributed to the Participant or are distributed to the Participant's beneficiary in the event of the Participant's death.

     Contributions to Employee Accounts. No deduction for federal income tax purposes is allowed to Participants for Investment Plan Contributions. Tax Reduction Contributions of a Participant, however, reduce the gross income of the Participant for federal income tax purposes (but not for social security taxes) to the extent of such contributions.

     Withdrawals While Employed. The withdrawal of amounts attributable to Tax Reduction Contributions, Employer Matching Contributions, Rollover Contributions, and all accumulated earnings thereon, and the withdrawal of earnings on Investment Plan Contributions, will be subject to federal income tax. Withdrawals of amounts attributable to Trustee-to-Trustee Transfer Contributions, including earnings thereon, will also be subject to federal income tax except for the amount (if any) of the Participant's own contributions into PAYSOP. An additional 10% excise tax will also be imposed on withdrawals of taxable amounts (including hardship withdrawals) unless: (i) the Participant is age 59 1/2 or over; (ii) the Participant terminated employment after age 55 when eligible to retire under a corporation sponsored retirement plan; (iii) the withdrawal is made to pay medical expenses, except that the additional 10% excise tax will be imposed on the amount of medical expenses that the Participant cannot deduct on a tax return; or (iv) the payment is made to an alternate payee pursuant to a qualified domestic relations order.

     If a Participant exercises the right to withdraw amounts attributable to Investment Plan Contributions (excluding earnings thereon) while continuing as an employee, such withdrawal, being a return of the Participant's after-tax contributions, will not be subject to federal income tax provided they were contributed to the Plan prior to January 1, 1987. After any pre-1987 Investment Plan Contributions have been withdrawn, further withdrawals are considered to be made on a pro-rata basis from nontaxable employee contributions and taxable earnings on contributions. Thus, a withdrawal of Investment Plan Contributions is considered to be part nontaxable (the return of Investment Plan Contributions made after January 1, 1987) and part taxable (the payment of earnings on the Investment Plan Contributions, including earnings on Investment Plan Contributions made prior to 1987). In similar fashion, if withdrawal of the portion of a Participant's Trustee-to-Trustee Transfer Contribution attributable to such Participant's employee contributions into PAYSOP is made, such withdrawal will be considered in part nontaxable (the return of the Participant's employee contributions into PAYSOP) and part taxable (the earnings on such Participant's employee contributions into PAYSOP).

     Withdrawals of Dividends. If a Participant elects to have distributed to him/her the dividends on Household common stock which is credited to the Participant's account, he/she will be subject to federal income tax on such distribution. However, the additional 10% excise tax which is usually imposed on distributions prior to the time a Participant attains age 59 1/2 will not be imposed.

     Distribution Upon Termination of Employment. Amounts subject to federal income taxation that are distributed after termination of employment will generally become taxable in the year of distribution.

     If distribution of a Participant's account is made in a lump sum, the amount of the distribution equal to a Participant's Investment Plan Contributions and the portion of the Participant's Trustee-to-Trustee Transfer Contribution equal to the employee's contributions into PAYSOP is returned tax-free for federal income tax purposes. The remainder of such distribution, including all accumulated earnings, is subject to federal income tax at ordinary income rates, subject to the rules described in the next paragraph.

     The Tax Reform Act of 1986 repealed ten-year forward averaging and phased out over a five-year period pre-1974 capital gains treatment for lump sum distributions. Individuals over age 59 1/2 are entitled to make one election of five-year forward averaging for a lump sum distribution. However, a transitional rule allows individuals who were age 50 before January 1, 1986, and who are otherwise eligible, to make one election, without regard to the age 59 1/2 requirement, to use five-year forward averaging (using current rates) or ten-year averaging (using the 1986 tax rates) with respect to a lump sum distribution. This transitional rule also allows such an individual to elect capital gains treatment (at a 20% rate) with respect to lump-sum distributions without regard to the phaseout of capital gains. An individual who elects to use the transitional rule with respect to a distribution received before age 59 1/2 will lose the opportunity to make another such election for distributions after age 59 1/2.

     With respect to Participants who choose to have their distributions paid in the form of an annuity, federal taxation of the annuity payments will be determined pursuant to rules established under the Code. Generally, that part of annuity income attributable to Investment Plan Contributions and the portion of Trustee-to-Trustee Transfer Contributions equal to employee contributions into PAYSOP is returned tax-free for federal income tax purposes, but the remaining part is subject to federal income tax at ordinary income rates.

     If a lump sum distribution of stock from the Household Common Stock Fund is distributed upon termination of employment, the excess, if any, of the fair market value of such stock over the cost of the stock when acquired by the Trustee is not subject to federal income tax at the time of distribution to a Participant but generally will be subject to federal income tax when such stock is subsequently sold by the Participant. To the extent provided in regulations issued pursuant to the Tax Reform Act of 1986, a taxpayer may elect not to defer the tax on net unrealized appreciation until the year of disposition of the stock, thus subjecting the distribution to federal income tax at the time of distribution.

     An additional 10% excise tax is imposed on the taxable portion of a distribution received by a Participant prior to age 59 1/2 unless such distribution is: (i) made to a beneficiary after the Participant's death; (ii) made on account of the Participant's disability, defined as the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long continued or indefinite duration; (iii) part of a scheduled series of substantially equal annual (or more frequent) payments over life or life expectancy (or joint lives or life expectancies) but only if payments begin after termination of employment; (iv) made after termination of employment on account of early retirement under a corporation sponsored retirement plan after attainment of age 55; (v) made to a Participant for payment of medical expenses that could be deducted on the Participant's tax return; or (vi) a distribution to an alternate payee pursuant to a qualified domestic relations order.

     Excess Tax Reduction Contributions. If a Participant makes tax-deferred contributions during the year to certain other tax-qualified plans or tax-sheltered annuities, such tax-deferred contributions must be combined with the Participant's Tax Reduction Contributions to the Plan in determining whether the $9,500 limit on Tax Reduction Contributions has been exceeded during the year. If a Participant has made more than $9,500 in tax-deferred contributions under more than one plan during a taxable year, the Participant may notify the Committee of the Plan's allocable share of the excess contribution prior to the March 1 following the end of such taxable year. On or before April 15 of such year, the Committee will distribute to the Participant any excess Tax Reduction Contributions and earnings thereon. The excess Tax Reduction Contributions are included in the Participant's income for the year in which such excess Tax Reduction Contributions were made. The earnings on the excess Tax Reduction Contributions will be treated as earned and received in the tax year in which the income is distributed. If the excess Tax Reduction Contributions and earnings thereon are returned after April 15, such excess is taxable to the Participant in both the year in which the excess Tax Reduction Contributions were made and in the year in which such excess Tax Reduction Contributions are distributed from the Plan to the Participant. In addition, if such excess Tax Reduction Contributions are not distributed by April 15 of such year, such excesses cannot generally be distributed from the Plan until employment has terminated.

     Excise Tax On Excess Distributions. The Code imposes a 15% excise tax on certain distributions from tax-qualified plans. In general, the payments in any calendar year from the Plan and any other tax-qualified defined benefit or defined contribution plan, tax-sheltered annuity, or individual retirement account will be compared to a dollar limitation, currently $150,000. The excess of the amount distributed over the dollar limitation will be subject to the 15% excise tax in addition to any applicable income tax, but reduced by the 10% excise tax paid for an early distribution as described under "Federal Income Tax Effects to Participants -- Distribution upon Termination of Employment" above.

     For lump sum distributions for which a Participant elects the Code's averaging provisions, the penalty will be applied to the extent the lump sum exceeds five times the otherwise applicable limit for the year. All lump sum distributions from qualified retirement plans made within the same year will be aggregated for this purpose. Lump sum distributions are not aggregated with annuity payments. Benefits that accrued before August 1, 1986, will be subject to special rules if an election was made on the Participant's 1987 or 1988 income tax return and accrued benefits exceeded $562,500.

     The excise tax does not apply to excess distributions (i) of Investment Plan Contributions, (ii) on account of death, (iii) to alternate payees under qualified domestic relations orders, or (iv) rolled over into another qualified plan or individual retirement account.

     Rollover of a Distribution. If a distribution is made in a lump sum, a Participant may, under certain conditions, roll over to an individual retirement account or other tax-qualified plan all amounts distributed from the Plan account, except for amounts equal to Investment Plan Contributions and the portion of any Trustee-to-Trustee Transfer Contribution equal to his or her employee contributions into PAYSOP, and thereby postpone the payment of federal income tax on the distribution. A subsequent distribution to the employee from the individual retirement account or tax-qualified plan will be subject to federal income tax at ordinary income rates and will not qualify for special five-year averaging described above.

     Internal Revenue Service Approval. The tax consequences explained above are based on the Internal Revenue Service's determination that the Plan is a qualified plan under Sections 401(a) and 401(k) of the Code.

     The foregoing is not intended to cover all tax aspects of Plan participation and is based upon current understanding of federal tax laws and regulations as in effect as of the date of this Prospectus. Each Participant or beneficiary should consult with tax counsel concerning specific tax consequences, including the application of state tax laws which may differ from the federal tax treatment.

                   SPECIAL TAX NOTICE REGARDING PLAN PAYMENTS

     This notice contains important information Participants should consider before they decide how to receive their benefits from the Plan.

SUMMARY

     A payment from the Plan that is eligible for "rollover" can be taken in two ways. Participants may have ALL OR ANY PORTION of their payments either 1) PAID IN A "DIRECT ROLLOVER" or 2) PAID DIRECTLY TO THEMSELVES. A rollover is a payment of Plan benefits to an individual retirement arrangement (IRA) or to another qualified employer plan. This choice will affect the tax owed.

     If a Participant chooses a DIRECT ROLLOVER:

     - The payment will not be taxed in the current year and no income tax will be withheld.

     - The payment will be made directly to a designated IRA or, if the Participant chooses, to another employer plan that will accept the rollover.

     - The payment will be taxed later when it is taken out of the IRA or the employer plan.

     If Participants choose to have Plan benefits PAID TO THEMSELVES:

     - A Participant will receive only 80% of the payment, because the Plan is required to withhold 20% of the payment and send it to the IRS as income tax withholding to be credited against taxes.

     - The payment will be taxed in the current year unless it is rolled over within 60 days of its receipt. Special tax rules are available that could reduce the tax owed. However, if the payment is received before age
       59 1/2, an additional 10% tax may be owed.

     - A Participant can roll over the payment by paying it to an IRA or to another employer plan that accepts rollovers within 60 days of receiving the payment. The amount rolled over will not be taxed until taken out of the IRA or employer plan.

     - If a Participant wants to roll over 100% of the payment to an IRA or an employer plan, OTHER MONEY MUST BE FOUND TO REPLACE THE 20% THAT WAS WITHHELD. If a Participant rolls over only the 80% that was received, tax will be imposed on the 20% that was withheld and that is not rolled over.

PAYMENTS ELIGIBLE TO BE ROLLED OVER

     Payments from the Plan may be "eligible rollover distributions." This means that they can be rolled over to an IRA or to another employer plan that accepts rollovers. Vanguard and other Plan administrators should be able to tell a Participant what portion of a payment is an eligible rollover distribution. The following types of payments cannot be rolled over:

     Non-Taxable Payments. In general, only the "taxable portion" of a payment is an eligible rollover distribution. If a Participant has made Investment Plan Contributions to the Plan, these contributions will be non-taxable when they are paid to the Participant, and they cannot be rolled over. (Investment Plan Contributions are contributions made to the Plan that were already taxed.)

     Payments Spread Over Long Periods. A payment cannot be rolled over if it is part of a series of equal (or almost equal) payments that are made at least once a year and that will last for:

     - the Participant's lifetime (or the Participant's life expectancy), or

     - the Participant's lifetime and the Participant's beneficiary's lifetime (or life expectancies), or

     - a period of ten years or more.

     Required Minimum Payments. Beginning in the year a Participant reaches age 70 1/2, a certain portion of a payment cannot be rolled over because it is a "required minimum payment" that must be paid to the Participant.

DIRECT ROLLOVER

     Participants can choose a direct rollover of all or any portion of a payment that is an "eligible rollover distribution," as described above. In a direct rollover, the eligible rollover distribution is paid directly from the Plan to an IRA or another employer plan that accepts rollovers. Participants that choose a direct rollover, are not taxed on a payment until they take it out of the IRA or the employer plan.

     Direct Rollover to an IRA. Participants can open an IRA to receive the direct rollover. (The term "IRA", as used in this notice, includes individual retirement accounts and individual retirement annuities.) Participants who choose to have payment made directly to an IRA, should contact an IRA sponsor to find out how to have payment made in a direct rollover to an IRA at that institution. An IRA can be established to receive a payment and temporarily hold the account balance until a decision is made on how to invest the funds. However, in choosing an IRA, a Participant may wish to consider whether the IRA chosen will allow all or a part of the payment to another IRA at a later date, without penalties or other limitations. See IRS Publication 590, Individual Retirement Arrangements, for more information on IRAs (including limits on how often IRAs may be rolled over between IRAs).

     Direct Rollover to a Plan. If a Participant is employed by a new employer that has a qualified plan, and would like to have a direct rollover made to that plan, the administrator of that plan should be asked whether it will accept the rollover. An employer plan is not legally required to accept a rollover. If the new employer's plan does not accept a rollover, a Participant can make a direct rollover to an IRA.

     Direct Rollover of a Series of Payments. If a Participant receives eligible rollover distributions that are paid in a series for less than ten years, the choice on whether a direct rollover will be made will apply to all later payments in the series until a change is made to the payment election. A Participant is free to change the election for any later payment in the series.

PAYMENT PAID TO A PARTICIPANT

     A payment made directly to a Participant is subject to a 20% income tax withholding. The payment is taxed in the year it is received unless, within 60 days, it is rolled over to an IRA or another plan that accepts rollovers. If it is not rolled over, special tax rules may apply.

     Mandatory Withholding. If any portion of a payment made directly to a Participant is an eligible rollover distribution, the Plan is required by law to withhold 20% of that amount. This amount is sent to the IRS as income tax withholding. For example, if an eligible rollover distribution is $10,000, only $8,000 will be paid to the Participant because the Plan must withhold $2,000 as income tax. However, when the Participant prepares an income tax return for the year, the full $10,000 will be reported as a payment from the Plan. The $2,000 will be reported as tax withheld, and it will be credited against any income tax owed for the year.

     Voluntary Withholding. If any portion of a payment is not an eligible rollover distribution but is taxable, the mandatory withholding rules described above do not apply. In this case, an election may be made to not have withholding apply to that portion. To elect out of withholding, ask Vanguard for the election form and related information.

     Sixty-Day Rollover Option. If an eligible rollover distribution is paid to a Participant, the Participant may still decide to roll over all or part of it to an IRA or another employer plan that accepts rollovers. If the Participant decides to roll over, THE ROLLOVER MUST BE MADE WITHIN 60 DAYS AFTER THE PAYMENT IS RECEIVED. The portion of the payment that is rolled over will not be taxed until it is taken out of the IRA or the employer plan.

     Up to 100% of the eligible rollover distribution, including an amount equal to the 20% that was withheld, may be rolled over. If 100% is rolled over, other money must be contributed to the IRA or the employer plan within the 60-day period to replace the 20% that was withheld. On the other hand, if only the 80% received is rolled over, the 20% that was withheld will be taxed.

          EXAMPLE: An eligible rollover distribution is $10,000, and the Participant chooses to receive payment directly. The Participant will receive $8,000 and $2,000 will be sent to the IRS as income tax withholding. Within 60 days after receiving the $8,000, the Participant may roll over the entire $10,000 to an IRA or employer plan. To do this, the Participant must roll over the $8,000 received from the Plan, and an additional $2,000 from other sources (savings, a loan, etc.). In this case, the entire $10,000 is not taxed until it is taken out of the IRA or employer plan. If the entire $10,000 is rolled over, when the Participant files a federal income tax return, the $2,000 withheld may be refunded.

          If, on the other hand, only $8,000 is rolled over, the $2,000 not rolled over is taxed in the year it was withheld. When the Participant files an income tax return, a refund of part of the $2,000 withheld may be payable. (However, any refund is likely to be larger if the entire $10,000 is rolled over.)

     Additional 10% Tax if a Participant is Not Age 59 1/2. If a Participant receives a payment before reaching age 59 1/2 and it is not rolled over, then, in addition to the regular income tax, an additional tax equal to 10% of the taxable portion of the payment may be payable. The additional 10% tax does not apply to the payment if it is (1) paid because employment is terminated with the employer during or after the year the Participant reaches age 55, (2) paid because retirement is due to disability, (3) paid as equal (or almost equal) payments over the Participant's life or life expectancy (or the Participant's and the Participant's beneficiary's lives or life expectancies), or (4) used to pay certain medical expenses. See IRS Form 5329 for more information on the additional 10% tax.

     Special Tax Treatment. If an eligible rollover distribution is not rolled over, it will be taxed in the year it is received. However, if it qualifies as a "lump sum distribution", it may be eligible for special tax treatment. A lump sum distribution is a payment of a Participant's entire balance under the Plan (and certain other similar plans of the employer) that is paid to the Participant within one year because the Participant has reached age 59 1/2 or has terminated employment with the employer (or, in the case of a self-employed individual, because the Participant has reached age 59 1/2 or has become disabled). For a payment to qualify as a lump sum distribution, the Participant must have been a participant in the Plan for at least 5 years. The special tax treatment for lump sum distributions is described below.

          Five-Year Averaging. If a lump sum distribution is received after a Participant is age 59 1/2, the Participant may be able to make a one-time election to figure the tax on the payment by using "five-year averaging". Five-year averaging often reduces the tax owed because it treats the payment much as if it were paid over five years.

          Ten-Year Averaging If A Participant Was Born Before January 1,
     1936. If a lump sum distribution is received and the Participant was born before January 1, 1936, the Participant can make a one-time election to figure the tax on the payment by using "ten-year averaging" (using 1986 tax rates) instead of five-year averaging (using current tax rates). Like the five-year averaging rules, ten-year averaging often reduces the tax owed.

          Capital Gain Treatment If A Participant Was Born Before January 1, 1936. In addition, if a lump sum distribution is received and the Participant was born before January 1, 1936, the Participant may elect to have the part of the payment that is attributable to pre-1974 participation in the Plan (if any) taxed as long-term capital gain at a rate of 20%.

     There are other limits on the special tax treatment for lump sum distributions. For example, Participants can generally elect this special tax treatment only once in their lifetime, and the election applies to all lump sum distributions that are received in that same year. If a Participant previously rolled over a payment from the Plan (or certain other similar plans of the employer), the Participant cannot use this special tax treatment for later payments from the Plan. If a Participant rolls over a payment to an IRA, this special tax treatment for later payments from the IRA will not be available. Also, if a Participant rolls over only a portion of a payment to an IRA, this special tax treatment is not available for the rest of the payment. Additional restrictions are described in IRS Form 4972, which has more information on lump sum distributions and how to elect the special tax treatment.

     Employer Stock or Securities. There is a special rule that may be applicable for a payment from the Plan that includes employer stock (or other employer securities). To use this special rule, 1) the payment must qualify as a lump sum distribution, as described above (or would qualify except that the Participant does not yet have 5 years of participation in the Plan), or 2) the employer stock included in the payment must be attributable to "after-tax" employee contributions, if any. Under this special rule, a Participant may have the option of not paying tax on the "net unrealized appreciation" of the stock until the stock is sold. Net unrealized appreciation generally is the increase in the value of the employer stock after it was acquired by the Plan. For example, if employer stock was contributed to a Plan account when the stock was worth $1,000 but the stock was worth $1,200 when it is received, tax would not be paid on the $200 increase in value until the stock is later sold.

     A Participant may instead elect not to have the special rule apply to the net unrealized appreciation. In this case, net unrealized appreciation will be taxed in the year the stock is received, unless the stock is rolled over. The stock (including any net unrealized appreciation) can be rolled over to an IRA or another employer plan either in a direct rollover or a rollover that is made by the Participant.

     If any employer stock is received in a payment that qualifies as a lump sum distribution, the special tax treatment for lump sum distributions described above (such as five-year averaging) also may apply. See IRS Form 4972 for additional information on these rules.

SURVIVING SPOUSES, ALTERNATE PAYEES AND OTHER BENEFICIARIES

     In general, the rules summarized above that apply to payments to employees also apply to payments to surviving spouses of employees and to spouses or former spouses who are "alternate payees". An alternate payee is an individual whose interest in the Plan results from a "qualified domestic relations order", which is an order issued by a court, usually in connection with a divorce or legal separation. Some of the rules summarized above also apply to a deceased employee's beneficiary who is not a spouse. However, there are some exceptions for payments to surviving spouses, alternate payees, and other beneficiaries that should be mentioned.

     A surviving spouse may choose to have an eligible rollover distribution paid in a direct rollover to an IRA or receive payment directly. If a surviving spouse receives the payment directly, it may be kept or rolled over to an IRA but it cannot be rolled over to an employer plan. An alternate payee has the same choices as the employee. Thus, an alternate payee can have the payment paid as a direct rollover or receive payment directly. If an alternate payee receives payment directly, it may be kept or rolled over to an IRA or to another employer plan that accepts rollovers. A beneficiary other than a surviving spouse CANNOT choose a direct rollover, and CANNOT roll over the payment.

     Payments to a surviving spouse, an alternate payee, or another beneficiary are not subject to the additional 10% tax described in "Special Tax Notice Regarding Plan Payments -- Payment Paid to a Participant" above, even if they are younger than age 59 1/2.

     A surviving spouse, an alternate payee, or another beneficiary may be able to use the special tax treatment for lump sum distributions and the special rule for payments that include employer stock, as described in "Special Tax Notice Regarding Plan Payments -- Payment Paid to a Participant" above. If a payment is received because of a Participant's death, the beneficiary may be able to treat the payment as a lump sum distribution if the employee met the appropriate age requirements, whether or not the employee had 5 years of participation in the Plan.

HOW TO OBTAIN ADDITIONAL INFORMATION

     This Prospectus summarizes only the federal (not state or local) tax rules that might apply to payments. The rules described above are complex and contain many conditions and exceptions that are not included in this notice. Therefore, Participants may wish to consult with a professional tax advisor BEFORE they take a payment of benefits from the Plan. Also, more specific information on the tax treatment of payments from qualified retirement plans can be found in IRS Publication 575, Pension and Annuity Income, and IRS Publication 590, Individual Retirement Arrangements. These publications are available from local IRS offices or by calling (800) TAX-FORMS.

                          OTHER IMPORTANT INFORMATION

     Restrictions on Resale of Household Common Stock. There are generally no restrictions on resale of Household's common stock acquired pursuant to the Plan except for employees who are deemed to be "affiliates" of the Corporation, and directors or officers of the Corporation who are subject to Section 16 of the Securities Exchange Act of 1934. An affiliate may resell common stock of Household acquired under the Plan either pursuant to a registration statement or pursuant to Rule 144 or another applicable exemption under the Securities Act of 1933. For purposes of reselling, an affiliate is basically defined as a control person or one who, directly or indirectly, has the power to direct or cause the direction of the management and policies of Household. Under Section 16 of the Securities Exchange Act of 1934, any profit realized by a director or officer of Household through the purchase and sale or any sale and purchase of any equity security of Household within a period of six months might be recoverable by Household. If an employee thinks that he or she might be an affiliate of the Corporation, or subject to the provisions of Section 16 of the Securities Exchange Act of 1934, an attorney should be consulted to determine what steps should be taken to accomplish any such resale under securities laws.

     Amendment or Termination. The Plan has no specified duration. Household reserves the right to amend, suspend, or terminate the Plan at any time, and to discontinue or modify its contributions at any time. Rights or benefits previously acquired by or allocated for Participants will not be adversely affected by any such action unless the general officers of Household, on advice of legal counsel, determine such action to be necessary or advisable to conform the Plan to the requirements of Sections 401 and 501 of the Code or other federal law.

     Reports to Participants. Participants in the Plan will receive an account statement showing their current account balance as of the end of each quarter.

     Non-assignability and Security Interests. Except for security interests in a Participant's account resulting from loans by the Plan to a Participant, and unless otherwise required by law, e.g. a qualified domestic relations order, a Participant may not assign, transfer, pledge, or otherwise encumber the Participant's interest in the Plan.

     Burden of Risk. Household does not guarantee the value of the benefits payable under the Plan, and payments which are specified to be made thereunder shall be made exclusively from the assets of the Trust. A Participant assumes all risk connected with any decline in market value of Household common stock or other securities and investments credited to the Participant's account.

     Miscellaneous. The foregoing statements are summaries of important provisions of the Plan and are not complete. Each employee may obtain a complete copy of the Plan from the Corporation. In case of any conflict between information provided in this Prospectus and the provisions of the Plan, the provisions of the Plan control.

                           AVAILABLE INFORMATION AND
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Household is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements, and other material concerning Household can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605.

     The following documents filed with the Commission are incorporated herein by reference:

          (a) The Corporation's and the Plan's latest annual reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or, in the case of the Corporation, the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, which contains, either directly or by incorporation by reference, certified financial statements for the Corporation's latest fiscal year for which such statements have been filed.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual reports or the prospectus incorporated pursuant to (a) above.

          (c) The description of any class of securities to be offered herein which is contained in any registration statements filed under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by Household pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

     Household will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to: Household International, Inc., 2700 Sanders Road, Prospect Heights, IL 60070, Attention:
Office of the Secretary (Telephone: (847) 564-5000).

                                 LEGAL OPINIONS

     The legality of the securities being registered will be passed upon for Household International, Inc. by John W. Blenke, Assistant General Counsel and Secretary for Household International, Inc. Mr. Blenke is a full-time employee and an officer of Household International, Inc. and owns, and holds options to purchase, shares of Common Stock of Household International, Inc.

                                    EXPERTS

     The financial statements and schedules of Household International, Inc. and its subsidiaries incorporated by reference in this Prospectus, to the extent and for the periods indicated in its reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The information set forth under "Available Information and Incorporation of Certain Documents by Reference" in the Prospectus included as a part of this Registration Statement is hereby incorporated herein by reference.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The information set forth under "Legal Opinions" and "Experts" in the Prospectus included as a part of this Registration Statement is hereby incorporated herein by reference.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The General Corporation Law of Delaware (Section 102) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his/her fiduciary duty as a director, except in the case where the director breached his/her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Restated Certificate of Incorporation, as amended, of Household International, Inc. ("Household"), contains a provision which eliminates directors' personal liability as set forth above.

     The General Corporation Law of Delaware (Section 145) gives Delaware corporations such as Household broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes Delaware corporations to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

     Household's Restated Certificate of Incorporation, as amended, provides for indemnification to the fullest extent as expressly authorized by Section 145 of the General Corporation Law of Delaware for directors, officers and employees of Household and also to persons who are serving at the request of Household as directors, officers or employees of other corporations (including subsidiaries). This right of indemnification is not exclusive of any other right which any person may acquire under any statute, bylaw, agreement, contract, vote of stockholders or otherwise.

     Household has purchased liability policies which indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions as set forth in the policies.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8. EXHIBITS

     4) Amended and Restated Household International Tax Reduction Investment Plan, together with Amendments One through Seven thereof.

     5A) Opinion of Mr. John W. Blenke, Assistant General Counsel and Secretary of Household, as to the legality of the securities being registered.

     5B) Internal Revenue Service Determination letter as to qualification under
         Section 401 of the Internal Revenue Code.

     5C) Undertaking to file amended provisions of the plan with the Internal Revenue Service.

     23A) Consent of Arthur Andersen LLP, Certified Public Accountants.

     23B) Consent of Mr. Blenke is contained in his opinion.

     24) Power of Attorney (included on Page II-3 hereof).

ITEM 9. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10 (a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             Provided, however, that the undertakings set forth in paragraphs
        (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Prospect Heights, and State of Illinois, on the 24th day of January, 1996.

                                          HOUSEHOLD INTERNATIONAL, INC.

                                          By           W. F. ALDINGER

                                          --------------------------------------
                                                      W. F. Aldinger
                                          President and Chief Executive Officer

     Each person whose signature appears below constitutes and appoints J. W. Blenke, M. M. Carlson, L. S. Mattenson, J. M. Powell and P. D. Schwartz and each or any one of them (with full power to act alone), as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Form S-8 and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 24th day of January, 1996.

                  SIGNATURE                                             TITLE
---------------------------------------------            ------------------------------------
               W. F. ALDINGER                            President, Chief Executive Officer
---------------------------------------------              and Director
              (W. F. Aldinger)
                 D. C. CLARK                             Chairman of the Board and Director
---------------------------------------------
                (D. C. Clark)
                R. J. DARNALL                            Director
---------------------------------------------
               (R. J. Darnall)
                G. G. DILLON                             Director
---------------------------------------------
               (G. G. Dillon)
               J. A. EDWARDSON                           Director
---------------------------------------------
              (J. A. Edwardson)
                                                         Director
---------------------------------------------
                (M. J. Evans)
                 D. FISHBURN                             Director
---------------------------------------------
             (D. Fishburn, M.P.)
            C. F. FREIDHEIM, JR.                         Director
---------------------------------------------
           (C. F. Freidheim, Jr.)

                  SIGNATURE                                             TITLE
---------------------------------------------            ------------------------------------
                 L. E. LEVY                              Director
---------------------------------------------
                (L. E. Levy)

                 G. A. LORCH                             Director
---------------------------------------------
                (G. A. Lorch)

                J. D. NICHOLS                            Director
---------------------------------------------
               (J. D. Nichols)

               J. B. PITBLADO                            Director
---------------------------------------------
              (J. B. Pitblado)

                S. J. STEWART                            Director
---------------------------------------------
               (S. J. Stewart)

            L. W. SULLIVAN, M.D.                         Director
---------------------------------------------
           (L. W. Sullivan, M.D.)

                 R. C. TOWER                             Director
---------------------------------------------
                (R. C. Tower)

              D. A. SCHOENHOLZ                           Senior Vice President -- Chief
---------------------------------------------              Financial Officer (also a
             (D. A. Schoenholz)                            Principal Accounting Officer)

                             SIGNATURE FOR THE PLAN

     Pursuant to the requirements of the Securities Act of 1933, the Household International Tax Reduction Investment Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Prospect Heights, and State of Illinois on the 24th day of January, 1996.

                                          HOUSEHOLD INTERNATIONAL TAX
                                            REDUCTION INVESTMENT PLAN

                                          By:          MARY E. BILBREY

                                          --------------------------------------
                                                      (Mary E. Bilbrey)

                                          Member of the Administrative and
                                          Investment
                                          Committee of the Household
                                          International Tax
                                          Reduction Investment Plan

                                 EXHIBIT INDEX

EXHIBIT
 NUMBER                                          EXHIBIT
--------   ------------------------------------------------------------------------------------
      4)   Amended and Restated Household International Tax Reduction Investment Plan, together with Amendments One through Seven thereof.
     5A)   Opinion of John W. Blenke, Assistant General Counsel and Secretary of Household, as
           to the legality of the securities being registered.
     5B)   Internal Revenue Service Determination letter as to qualification under Section 401 of the Internal Revenue Code.
     5C)   Undertaking to file amended provisions of the plan with the Internal Revenue
           Service.
    23A)   Consent of Arthur Andersen LLP, Certified Public Accountants.
    23B)   Consent of Mr. Blenke is contained in his opinion.
     24)   Power of Attorney (included on Page II-3 hereof).